Exhibit 99.1

     PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES AGREEMENT TO
PURCHASE COTTAGE BAKERY, INC.

St. Louis, MO, October 18, 2006 . . . Ralcorp Holdings, Inc. (NYSE: RAH) today announced that it has signed a definitive agreement to purchase Cottage Bakery, Inc., a leading manufacturer of frozen par-baked breads and frozen dough sold in the retail and foodservice channels. Ralcorp has agreed to pay $170.8 million in cash for all the stock in the company. In January 2007, Ralcorp will purchase the real estate associated with the business. Cottage Bakery had gross sales of $125 million for the year ended June 30, 2006. Based upon Cottage Bakery’s 2006 results and Ralcorp’s initial assessment of Cottage Bakery’s intangible asset valuation and related amortization, Ralcorp anticipates the transaction will add $.09 to $.12 to diluted earnings per share on a full fiscal year basis.
The transaction is expected to close within thirty days, subject to customary conditions including the Hart-Scott-Rodino waiting period. Ralcorp will finance the acquisition primarily through borrowings under its existing $150 million revolving credit facility.
Cottage Bakery will become a part of Ralcorp’s Frozen Bakery Product segment. Cottage Bakery’s headquarters will remain in Lodi, California with its management group. Cottage Bakery operates one manufacturing facility and employs approximately 690 people.
Cottage Bakery is currently owned by Terry Knutson, who has grown Cottage Bakery from a small family bakery into a leading producer of the highest quality artisan breads, cakes, cookies and frozen dough products. After closing, Mr. Knutson will remain President of Cottage Bakery.
Ralcorp Holding, Inc. stated, “We are excited about the addition of Cottage Bakery and its superior management team. Cottage Bakery will allow Ralcorp to continue its growth in frozen bakery products.”
Terry Knutson, Owner and President of Cottage Bakery, said, “This acquisition enhances Cottage Bakery’s plans to continue growing and improving the business. We will continue to focus on our solid foundation: delivering superior levels of customer service, developing high quality new products, and improving and expanding manufacturing operations.”
RSM EquiCo Capital Markets LLC acted as exclusive advisor to Cottage Bakery and its owners.
Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.
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NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, Ralcorp will not achieve the anticipated benefits of the Cottage Bakery acquisition if Ralcorp does not complete the acquisition, Cottage Bakery’s results of operations decline or actual amounts of intangible values and related amortization differ from Ralcorp’s initial estimates.